Exhibit 5.1
[Letterhead of Jones Day]
July 15, 2010
ACI Worldwide, Inc.
120 Broadway, Suite 3350
New York, New York 10271
Re: Registration Statement on Form S-3 Filed by ACI Worldwide, Inc.
Ladies and Gentlemen:
          We have acted as counsel for ACI Worldwide Inc., a Delaware corporation (“ACI”), in connection with the proposed offering and sale of up to 2,854,070 shares of common stock, par value $0.005 per share, of ACI (the “Warrant Shares”), issuable upon the exercise of warrants (the “Warrants”) held by International Business Machines, a New York corporation, and its permitted successors and assigns (together, “IBM”) as contemplated by the Registration Statement on Form S-3 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Warrants were issued to IBM pursuant to (i) a Warrant Agreement, dated as of December 16, 2007, between ACI and IBM, for the purchase of 1,427,035 Warrant Shares at a purchase price of $33.00 per share and (ii) a Warrant Agreement, dated as of December 16, 2007, between ACI and IBM, for the purchase of 1,427,035 Warrant Shares at a purchase price of $27.50 per share (together, the “Warrant Agreements”). The Warrant Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).
          In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that he Warrant Shares have been duly authorized by all necessary corporate action of ACI and, when issued upon exercise of the Warrants pursuant to the terms and conditions of the Warrant Agreements, will be validly issued, fully paid and nonassessable.
          In rendering the foregoing opinion, we have assumed that IBM has authorized, executed and delivered the Warrant Agreements and that the Warrant Agreements are the valid, binding and enforceable obligation of IBM.
          The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day